[Morgan, Lewis & Bockius LLP Letterhead]

December 3, 2019

American Funds Insurance Series
333 South Hope Street
Los Angeles, California 90071-1406

Ladies and Gentlemen:

We have acted as counsel to American Funds Insurance Series (the “Trust”), a Massachusetts business trust, in connection with Post-Effective Amendment No. 91 to the Trust’s Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission (the “Commission”) on or about December 3, 2019 (the “Registration Statement”), with respect to the issuance of shares of beneficial interest (the “Shares”) of each of the Trust’s series listed in Exhibit A. You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)	A certificate of the Secretary of the Commonwealth of Massachusetts, dated as of a recent date, as to the existence of the Trust;
(b)	A copy, stamped as filed with the Secretary of the Commonwealth of Massachusetts on September 13, 1983, of the Trust’s Declaration of Trust dated September 13, 1983, and of all amendments thereto on file in the office of the Secretary of the Commonwealth (the “Declaration”);
(c)	A certificate executed by the Secretary of the Trust, certifying as to, and attaching copies of, the Declaration, the Trust’s By-Laws, as amended August 29, 2018 (the “By-Laws”), and the resolutions adopted by the Trustees of the Trust authorizing the issuance of the Shares of the Trust (the “Resolutions”); and
(d)	A proof, received on December 3, 2019, of the Registration Statement.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies,

the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement as filed with the Commission will be in substantially the form of the proof referred to in paragraph (d) above. We have also assumed for the purposes of this opinion that the Declaration, the By-Laws, and the Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Shares, and will be in full force and effect on the date of issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such other documents as we have deemed necessary or appropriate for the purposes of this opinion and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein, and we express no opinion with respect to the laws of any other jurisdiction.  No opinion is given herein as to the choice of law or internal substantive rules of law which any tribunal may apply to such transaction.  In addition, to the extent that the Declaration or the By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended (the “1940 Act”), or any other law or regulation applicable to the Trust, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Trust with the 1940 Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, it is our opinion that the Shares of the Trust, when issued and sold in accordance with the Declaration, the By-Laws, and the Resolutions, and for the consideration described in the Registration Statement, will be validly issued, fully paid, and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Morgan, Lewis & Bockius LLP

Exhibit A

List of the Series

American Funds IS 2035 Target Date Fund

American Funds IS 2030 Target Date Fund

American Funds IS 2025 Target Date Fund

American Funds IS 2020 Target Date Fund

American Funds IS 2015 Target Date Fund

American Funds IS 2010 Target Date Fund